FOR IMMEDIATE RELEASE	For More Information Contact:
Dena M. Hall
Vice President
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. ANNOUNCES PLANS
TO EXPAND IN WESTFIELD, MA

WEST SPRINGFIELD, MASSACHUSETTS—March 29, 2006- United Financial Bancorp, Inc. (the “Company”) (NASDAQ: UBNK), parent corporation of United Bank (the “Bank”) announced today that the Bank intends to open a new full service branch in Westfield, MA later this year. Plans to expand its current Westfield, MA facility were also announced.

The proposed Westfield office, the Bank’s second branch in this market, will be a newly constructed facility located at 184 Southampton Road, on the city’s north side. As of June 30, 2005, United Bank had a 12% deposit market share in Westfield, the third highest in the market, with $95 million in deposits. The new branch will be located in a growing area of the city, with excellent banking and business development potential. It will occupy approximately 2,900 square feet with drive-up teller and ATM access. Construction is expected to begin in the second quarter of 2006.

“Westfield is an important market for United Bank,” said Richard B. Collins, President and Chief Executive Officer. “It’s no secret that we are interested in expanding our presence in this area,” he said. “We are confident we have selected the right location at the right time.”

Plans to expand the Bank’s existing Westfield office, located in the Downtown area at 10 Elm Street, include an expanded parking area, a new handicapped accessible entrance and a new vestibule with a walk up ATM. The renovations are expected to begin in the second quarter of 2006.

“Our plans to expand the existing Westfield facility will allow us to build on our success in this market,” Collins said. “We’ll also improve our customers’ banking experience by offering a more convenient banking location with safe and accessible parking as well as an expanded drive-up banking area,” he said.

The Bank reported a record number of new account openings at its current Westfield branch in the second half of 2005. To better take advantage of growth opportunities in this market, the Bank recently added to its team in the Westfield office, relocating key individuals from the commercial lending department and financial services staff to the branch. Joe Young, Senior Vice President of Commercial Lending will work to expand the Bank’s commercial and industrial loan portfolio in Westfield, its surrounding towns and in Northern Connecticut. Young was hired in January and has over 16 years of experience in banking and commercial lending. Commercial Business Development Officer Bill Santos and Joseph Ryan and Connie Faria, of the Bank’s Financial Services Group, have also moved their offices to Westfield to better serve the needs of residents and businesses in the area.

The Bank expects both Westfield projects to be completed during the fourth quarter of 2006.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090. The Company’s common stock is traded on the NASDAQ National Market under the symbol UBNK. As of December 31, 2005 the Company had total consolidated assets of $906.5 million. United Bank provides an array of financial products and services through its 11 branch offices located throughout Western Massachusetts. Through its Financial Services Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.